EXHIBIT 21

                      Subsidiaries of Silgan Holdings Inc.




Silgan Containers Corporation

         Silgan Containers Manufacturing Corporation (1)


Silgan Plastics Corporation

         827599 Ontario Inc. (Canadian Holdco.) (2)

         Silgan Plastics Canada Inc. (3)



828745 Ontario Inc. (NRO, Ltd.)






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1. Wholly-owned subsidiary of Silgan Containers Corporation.

2. Wholly-owned subsidiary of Silgan Plastics Corporation.

3. Wholly-owned subsidiary of Canadian Holdco.



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